Exhibit 99.1

     Medical Staffing Network Retracts Former Earnings Estimates;
              Cites Continuing Weak Economic Conditions
                 and Difficult Operating Environment


    BOCA RATON, Fla.--(BUSINESS WIRE)--Sept. 15, 2003--Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today retracted its previously issued earnings guidance for 2003. The Company now expects to generate revenues of $120 to $124 million for the third quarter of 2003. The Company does not anticipate its operating performance in the third quarter of 2003 to result in a net loss.
    Commenting on the announcement, Robert Adamson, chief executive officer, stated, "Weak general economic conditions, together with a protracted difficult operating environment within the healthcare industry as a whole, which has continued beyond our earlier expectations, have combined to lessen demand for our services. While we are confident in the long-term dynamics of the healthcare staffing industry, as a result of the current market conditions, we are retracting our previously issued earnings guidance for 2003."

    Company Summary

    Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

    This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel, the Company's ability to enter into contracts with healthcare facility clients on terms attractive to the Company, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, the Company's ability to carry out its business strategy and the demand for temporary nurses. Additional information concerning these and other important factors can be found within the Company's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.


    CONTACT: Medical Staffing Network Holdings, Inc., Boca Raton
             Robert J. Adamson, 561-322-1303